Exhibit 10.2

HOUGHTON MIFFLIN COMPANY

2005 MANAGEMENT INCENTIVE PLAN

Purpose

The 2005 Management Incentive Plan is designed to motivate and reward performance that contributes to the achievement of divisional and corporate financial objectives. This year’s plan focuses on four primary financial measures: Consolidated Corporate Cash Flow and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Division Revenue and EBITDA.

Minimum Performance Requirements

Financial Objectives

Payment of incentive compensation for achievement of financial objectives may only occur if:

•	For Corporate Measures: Consolidated Corporate EBITDA and Cash Flow are both 90% or more of target.

•	For Division Measures: Division Revenue and EBITDA are both 90% or more of target.

Personal Quantitative Objectives (where applicable)

Payment of incentive compensation linked to achievement of these individual objectives may occur only if:

•	Both Consolidated Corporate financial measures are at 90% or more of target (CFS employees).

•	Both Division financial measures are at 90% or more of target (Division employees).

Payout Formulas

Financial Objectives

Weightings: Subject to some variations for plan participants with Personal Quantifiable Objectives, financial objectives are generally weighted:

• For Corporate Employees:	60% Consolidated Corporate EBITDA
40% Consolidated Corporate Cash Flow

• For Division Employees:	40% Division EBITDA
30% Division Revenue
30% Consolidated Corporate Cash Flow

Target Payouts: Bonus payouts under the plan range from 10% to 100% for target performance. The Company calculates bonus payments based on achievement of financial objectives at threshold, target and above-target performance levels. Minimum performance levels (threshold) will earn bonus payouts at 25% of Target levels for applicable financial objectives. Subject to certain caps, incremental performance above targeted performance levels result in increased bonus payouts.

Caps: The portion of any participants’ bonus linked to above-target Consolidated Corporate Cash Flow results can be multiplied by a factor no greater than 2 in calculating a participant’s bonus payment. The portion of a Division participant’s bonus payment linked to above-target Revenue results cannot be multiplied by a factor greater than the factor by which the participant’s Division EBITDA component is multiplied. Any metrics for participants having incentive Targets below 25% can be multiplied by a factor no greater than 1.75.

Individual Objectives.

The Company bases payment of incentive compensation for achievement of personal quantitative objectives on the Division/Department executive’s assessment of each participant’s degree of success in achieving those objectives. There is no “above-target” payout for achievement of personal objectives.

Eligibility

Participants in this plan include executives, directors, managers, and professional staff as designated by Senior Executives of Houghton Mifflin.

Dates of Employment

Individuals who are placed in bonus-eligible positions prior to the 15th of the month from January through September may be eligible for a prorated incentive payment. Determination of current year participation will be made by the hiring manager in conjunction with the Human Resources Manager and Compensation Business Partner. Individuals placed in bonus-eligible positions in the fourth quarter (October – December), will be eligible for participation in the management incentive plan beginning the following year.

Voluntary and Involuntary Terminations

A participant whose employment terminates, voluntarily or involuntarily, prior to year-end is not eligible for an incentive award, unless required by law, except for the following reasons:

(1)	Retirement after age 55 with at least five years of service,

(2)	Death, or permanent disability.

In the event of a covered retirement, death, or permanent disability, a pro rata share of the award (based on the number of months of eligible employment during that year) will be paid to the participant, or his or her heirs, based upon the extent of partial achievement of applicable objectives.

(3)	Organizational Restructuring, Facility Closings and Reduction in Force.

If an organizational restructuring, facility closing or reduction in force occurs during the fourth quarter of the year (October – December), participant employees whose employment ends because of those events may be eligible for a pro-rated bonus payment to be calculated through the employee’s separation date. The pro-rated payment will be determined by using a full year of company/business financial results pro-rated for the partial year through the employee’s separation date, plus individual objective scores based on manager’s assessment of accomplishments for the partial year.

Leave of Absence

If a participant is on a leave of absence during the year, the Company retains the discretion to pay a pro rata share of his/her annual incentive award.

Transfers

If the participant transfers from one position to another during the year and continues to participate in the Plan, the employee’s performance will be measured against the objectives in each position and then prorated to reflect the number of months each position was held. If the transfer involves a change in target bonus opportunity, the actual bonus calculation will be based on a combination of the bonus percentages applied to the participant throughout the year that reflects the number of months worked under each of the bonus percentages.

Plan Administration

Amendments, Modifications, Exercise of Discretion

Houghton Mifflin reserves the right to terminate this plan or amend its terms whenever, in its judgment, it is in the best interest of the Company to do so. Subject to the approval of the Board of Directors, the Company interprets the terms and application of the plan, may make adjustments to financial objectives in its discretion, and determines whether and to what degree financial results are achieved. All such Company determinations are final and binding on all participants. The total payouts under the Plan are subject to approval of the Board of Directors, based upon recommendations of the CEO.

Performance Standards

The Company reserves the right, in it sole discretion, to deny, decrease, or otherwise adjust a bonus payment for any participant who is not in good standing or not considered a satisfactory employee (e.g., on written warning or any disciplinary/performance plan) for all or any portion of the plan year. Payment of bonus is not an acknowledgement that a participant’s performance is satisfactory.

Effect on Employment Status

Nothing contained in the Plan shall limit in any way the right of the Company to terminate a participant’s employment, adjust an employee’s position or salary at any time, or adjust a bonus target, or be evidence of any agreement or understanding, expressed or implied, that any person will be employed in a particular position or at a particular rate of compensation. Unless otherwise stated in a written employment agreement between an individual and the Company, all employees of the Company are employed on an at-will basis.

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